Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Daré Bioscience, Inc. (the “Company”) of our report dated March 28, 2024, relating to the consolidated financial statements as of December 31, 2023 and for the year then ended (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Haskell & White, LLP
HASKELL & WHITE LLP

Irvine, California
March 29, 2024